Exhibit 5.1

OPINION OF HAYNES AND BOONE, LLP

March 12, 2014

Dune Energy, Inc.

777 Walker Street, Suite 2300

Houston, Texas 77002

Re:	Registration Statement on Form S-8 of 1,750,000 Shares of Common Stock of Dune Energy, Inc.

Ladies and Gentlemen:

We have acted as counsel for Dune Energy, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), filed by the Company with the Securities and Exchange Commission (the “Commission”) on the date hereof, which relates to the registration of shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), for issuance under of the Dune Energy, Inc. 2012 Stock Incentive Plan as amended by the First Amendment on June 5, 2013 (the “Plan”).

As the basis for the opinions hereinafter expressed, we have examined: originals or copies, certified or otherwise identified to our satisfaction, of (a) the Registration Statement; (b) the Amended and Restated Certificate of Incorporation of the Company, as amended to date; (c) the Amended and Restated Bylaws of the Company; (d) the Plan; (e) the minutes of certain meetings and certain resolutions of the Board of Directors of the Company; and (f) such other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion. We have not independently verified any factual matter relating to this opinion.

In making the foregoing examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. Furthermore, we have assumed that prices paid for the Shares will equal or exceed the par value per share of the Common Stock. As to questions of fact material to this opinion, and as to the content and form of the Amended and Restated Certificate of Incorporation (as amended), Amended and Restated Bylaws, Plan, minutes, records, resolutions and other documents or writings of the Company, we have relied, to the extent we deem reasonably appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independent check or verification of their accuracy.

Subject to the foregoing and having due regard for such legal considerations as we deem relevant, it is our opinion that, as of the date hereof, when the Shares have been issued by the Company against payment therefor in the circumstances contemplated by the Plan, assuming in each case that the individual grants or awards under the Plan are duly authorized by all necessary action of the Company and duly granted or awarded and exercised in accordance with the requirements of law and the Plan (and the agreements and awards duly adopted thereunder and in accordance therewith), the issuance and sale of the Shares will be validly issued, fully paid and nonassessable.

The foregoing is limited to the Delaware General Corporation Law. We are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Our opinion is rendered as of the date hereof, and we assume no obligation to update or supplement our opinion to reflect any change of fact, circumstance or law after such time.

Very truly yours,

/s/ Haynes and Boone, LLP

Haynes and Boone, LLP